Exhibit 99.1




          McDermott Appoints John F. Bookout III to Board of Directors


     HOUSTON--(BUSINESS WIRE)--Oct. 23, 2006--McDermott International, Inc. (NYSE:MDR) ("McDermott") announced today that John F. Bookout III has been appointed to McDermott's Board of Directors, effective October 23, 2006. Mr. Bookout will serve as a member of the audit committee.

     Bookout joined McKinsey & Company in 1978 and is currently a Director in their Houston office, with plans to retire this month. He spent most of his career at McKinsey working in the petroleum and utility industries. Additionally, Bookout held numerous leadership positions at McKinsey including serving as Managing Partner of the Los Angeles Office and the Texas Office, co-leader of the North American Energy Practice, leader of the European Energy Practice and as a member of McKinsey's Shareholder's Committee. Mr. Bookout earned his bachelor's degree in economics at Rice University and a master's degree in business administration from the Stanford Graduate School of Business.

     "With extensive experience advising companies across the energy spectrum, John is well versed in the industries we serve," said Bruce W. Wilkinson, chairman and chief executive officer of McDermott. "We welcome John to McDermott's board of directors and look forward to his many contributions."

     McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, construction, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.


     CONTACT: McDermott International, Inc., Houston
              Jay Roueche or Robby Bellamy, 281-870-5011
              Investor Relations & Corporate Communications www.mcdermott.com